                                                                  EXHIBIT 10.62


                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of June 8, 2001 (the "Effective Date") by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and BRIAN HERSHKOWITZ (the "Employee"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as Executive Vice President of the Company (or such other title as the Company may designate). Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as directed by the Company's Chief Executive Officer or its President, or as set forth in the Articles of Incorporation and the Bylaws of the Company. Employee shall report directly to Eric Swenson, Executive Vice President.

        2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years, subject to prior termination as set forth in Section 6, below (the "Term"). Six months prior to the end of the Term, the Company will give Employee notice of its intent not to renew this Agreement. If the Company fails to give Employee such notice, the Agreement will automatically extend for a period of one (1) year. The Term may be extended at any time upon mutual written agreement of the parties.

        3. Salary. During the Term, the Company shall pay the Employee a minimum base annual salary, before deducting all applicable withholdings, of $250,000 per year, payable at the times and in the manner dictated by the Company's standard payroll policies. Such minimum base annual salary may be periodically reviewed and increased at the Company's discretion to reflect, among other matters, cost of living increases and performance results.

        4. Other Compensation and Fringe Benefits. During the Term, the Employee shall be entitled to the following:

        (a) The standard Company benefits enjoyed by the Company's other

EMPLOYMENT AGREEMENT
PAGE 2 OF 7


similarly positioned executives as a group.

        (b) On the one year anniversary of Employee's continued employment with the Company, Employee shall be paid a guaranteed bonus of $250,000.

        (c) During the second year of the Term, Employee shall be eligible to receive a bonus according to the terms and conditions of the Fidelity National Information Solutions Executive Bonus Program then in effect.

        (d) During his continued employment with the Company, Employee shall be entitled to receive on a one time basis the Company's standard relocation benefits.

        (e) During the first six months of his continued employment with the Company, Employee shall be entitled to a housing allowance of $2,000 per month.

        (f) During each year of his continued employment with the Company, the Employee shall be entitled to a monthly automobile allowance of $500.00;

        (h) The Company shall deduct from all compensation payable under this Agreement to the Employee any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

        5. Vacation. For and during each year of the Term and any extensions thereof, the Employee shall be entitled to three (3) weeks of paid vacation. In addition, the Employee shall be entitled to such holidays consistent with the Company's standard policies or as the Company's Board of Directors may approve.

        6. Termination.

EMPLOYMENT AGREEMENT

                (a) For Cause. The Company may terminate this Agreement immediately for cause upon written notice to the Employee, in which event the Company shall be obligated only, to pay the Employee that portion of the minimum base annual salary due him through the date of termination. Cause shall be limited to (i) the failure to perform duties consistent with a commercially reasonable standard of care; (ii) the willful neglect of duties; (iii) criminal or other illegal activities; or, (iv) a material breach of this Agreement.

                (b) Without Cause. Either party may terminate this Agreement immediately without cause by giving written notice to the other. If the Company terminates under this Section 6(b), then it shall be obligated to pay to the Employee an amount equal to the sum of the portion of Employee's minimum base annual salary in effect as of the date of termination due for the remainder of the term. Company to make such payment in a lump sum on or before the fifth day following the date of termination. If the Employee terminates under this Section 6(b), then the Company shall only be obligated to pay the Employee the minimum annual base salary due him through the date of termination.

                (c) Disability. If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of three months, then the Company shall have the right upon written notice to the Employee to terminate this Agreement without further obligation by paying the Employee the minimum base annual salary due him through the date of termination.

                (d) Death. If the Employee dies during the Term, then this Agreement shall terminate immediately.

                (e) Effect of Termination. Termination for any reason or for no reason shall not constitute a waiver of the Company's rights under this Agreement or a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee.

        7. Non-Delegation of Employee's Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated,

Employment Agreement
Page 4 of 7

assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

        8. Confidential Information. The Employee acknowledges that in his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its operations that is confidential or not generally known in the industry, including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company's financial position and financing arrangements. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 8. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company.

        9. Unfair Competition Prohibited. Because of Employee's employment by the Company, Employee will have access to trade secrets and confidential information about Company, its products, its customers, and its methods of doing business. In consideration of providing Employee access to this information, Employee agrees that for a period of two (2) years after termination of his employment, he will not, directly or indirectly, compete with Company in the Southern California area or entice, encourage or solicit any Company employees to do so.

        10. Liquidated Damages for Company. Because Company's damages resulting from any breach by Employee of Sections 8 and 9 would be impracticable and extremely difficult to fix in an actual amount, the liquidated amount of damage presumed to be sustained from any such breach will be $500,000. THAT SUM IS

Employment Agreement
Page 5 of 7

AGREED UPON AS COMPENSATION FOR THE INJURY SUFFERED BY COMPANY AND NOT AS A PENALTY.

        11. Improvements and Inventions. Any and all improvements or inventions that the Employee may conceive, make or participate in during the period of his employment shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

        12. Return of Company Documents. Upon termination of this Agreement, Employee shall return immediately to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

        13. Amendment. This Agreement contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement.

        14. Governing Law. California law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in Santa Barbara, California.

        15. Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs, all as determined by the court and not a jury.

        16. Severability. If any section, subsection or provision hereof is found for any reason whatsoever, to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties

Employment Agreement
Page 6 of 7

agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

        17. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three
(3) days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set for the below:


        To the Company:
        Fidelity National Financial, Inc.
        4050 Calle Real, Suite 220
        Santa Barbara, CA 93110
        Attention: Corporate Legal Department

        To the Employee:
        Brian Hershkowitz
        1350 Linda Vista Avenue
        Pasadena, CA 91103


        18. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

        IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

Employment Agreement
Page 7 of 7



                                             FIDELITY NATIONAL FINANCIAL, INC.


                                             BY: /s/ ERIC SWENSON
                                                 ------------------------------
                                             Its: EVP
                                                 ------------------------------


                                             EMPLOYEE

                                             /s/  BRIAN HERSHKOWITZ
                                             ----------------------------------
                                             Brian Hershkowitz